Consolidated Report of Condition of
Wells Fargo Bank National Association
of 101 North Phillips Avenue, Sioux Falls, SD 57104
And Foreign and Domestic Subsidiaries,
at the close of business March 31, 2008, filed in accordance with 12 U.S.C. §161 for National Banks.

		Dollar Amounts
		In Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$13,130
Interest-bearing balances		1,737
Securities:
Held-to-maturity securities		0
Available-for-sale securities		71,525
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices		15,459
Securities purchased under agreements to resell		808
Loans and lease financing receivables:
Loans and leases held for sale		22,172
Loans and leases, net of unearned income	296,289
LESS: Allowance for loan and lease losses	4,058
Loans and leases, net of unearned income and allowance		292,231
Trading Assets		8,299
Premises and fixed assets (including capitalized leases)		4,268
Other real estate owned		981
Investments in unconsolidated subsidiaries and associated companies		448
Intangible assets
Goodwill		10,521
Other intangible assets		16,116
Other assets		29,191

Total assets		$486,886

LIABILITIES
Deposits:
In domestic offices		$286,525
Noninterest-bearing	72,696
Interest-bearing	213,829
In foreign offices, Edge and Agreement subsidiaries, and IBFs		68,490
Noninterest-bearing	4
Interest-bearing	68,486
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		9,611
Securities sold under agreements to repurchase		6,371

Dollar Amounts
In Millions
Trading liabilities	5,025
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)	36,217
Subordinated notes and debentures	10,865
Other liabilities	20,317

Total liabilities	$443,421

Minority interest in consolidated subsidiaries	153

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	520
Surplus (exclude all surplus related to preferred stock)	27,134
Retained earnings	14,988
Accumulated other comprehensive income	670
Other equity capital components	0

Total equity capital	43,312

Total liabilities, minority interest, and equity capital	$486,886

I, Howard I. Atkins, EVP & CFO of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.
Howard I. Atkins
EVP & CFO
We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.
Michael Loughlin
John Stumpf                         Directors
Carrie Tolstedt